Exhibit 99.1

DocuSign Announces Change to Location and Format of 2021 Annual Meeting of Stockholders

SAN FRANCISCO, May 7, 2021 - DocuSign (Nasdaq: DOCU) today announced that it will be holding its Annual Meeting of Stockholders (the "Annual Meeting") as a virtual‑only meeting due to the public health impact of the ongoing COVID-19 pandemic, and to support the health and well-being of DocuSign's stockholders and other meeting participants. As previously announced, the meeting will be held on Friday, May 28, 2021 at 8:00 a.m. Pacific Time.

In order to participate in the Annual Meeting, please visit: www.virtualshareholdermeeting.com/DOCU2021. Participants may begin logging into the Annual Meeting at 7:45 a.m. Pacific Time on May 28, 2021. In order to attend, vote and submit questions at the Annual Meeting, stockholders must have their voter control number. Stockholders who hold their shares through a bank, broker or other nominee must contact their bank, broker or other nominee to request a valid legal proxy.

Whether or not they plan to attend the Annual Meeting, all stockholders as of April 8, 2021, the record date, may also vote in advance of the meeting until 11:59 p.m. Eastern Time on May 27, 2021 at www.proxyvote.com or by using one of the other methods described in the proxy materials for the Annual Meeting filed with the Securities and Exchange Commission (the "SEC") on April 14, 2021. Stockholders who have already voted, and who do not wish to change their vote, do not need to vote again.

Further information regarding this change to the location and format of the Annual Meeting can be found in the supplemental proxy materials filed by DocuSign with the SEC on May 7, 2021.

About DocuSign
DocuSign helps organizations connect and automate how they prepare, sign, act on, and manage agreements. As part of the DocuSign Agreement Cloud, DocuSign offers eSignature: the world's #1 way to sign electronically on practically any device, from almost anywhere, at any time. Today, over 890,000 customers and hundreds of millions of users in over 180 countries use DocuSign to accelerate the process of doing business and to simplify people’s lives.

For more information, visit www.docusign.com, call +1-877-720-2040, or follow @DocuSign on Twitter, LinkedIn, Facebook and Instagram.

Investor Relations:
Annie Leschin
VP Investor Relations
investors@docusign.com

Media Relations:
Adrian Wainwright
Head of Communications
media@docusign.com